Exhibit 10.13

February 13, 2020

Phil Kumin

Dear Phil,

I am pleased to offer you the position of Senior Vice President, Worldwide Sales of Synaptics Incorporated (“Synaptics”), reporting to the President and Chief Executive Officer of Synaptics. Your expected start date for the position is March 30, 2020. You will receive a monthly salary of $31,250.00 that will be paid on the 15th and last day of each month (corresponding to an annual salary of $375,000).

You are eligible to receive an annual incentive target of 75% of your base salary for each Synaptics fiscal year. Payment of the incentive will be based first on company-wide performance, followed by department and individual goals annually. Payment of any incentive amount is ultimately at the discretion of Synaptics and is not guaranteed. Any annual incentive payable in Synaptics’ fiscal year 2020 will be prorated.

Your performance and base salary will be reviewed at the end of each fiscal year as part of the Synaptics’ normal focal review process. Your first review is expected to occur in July 2021, and any merit increase will be awarded after that time.

You will be eligible to participate in Synaptics’ management equity incentive program.  For Synaptics’ 2020 fiscal year, subject to the approval of the Board of Directors of Synaptics (the “Board” ), you will receive an amount of Deferred Stock Units (“RSUs”) corresponding to a $750,000.00 equity value and an amount of Deferred Stock Award for Market Stock Units (“MSUs”) corresponding to a $750,000.00 equity value.

Your RSUs will vest as follows: 1/4 of the RSU grant will vest on the date that is one year from your employment start date, and 1/4 will vest each year thereafter on the anniversary of your employment start date such that your award will be fully vested on the fourth anniversary of your employment start date. Your MSUs will vest as follows: 1/3 of the MSU grant will vest on October 31, 2020, and 1/3 will vest each year thereafter on October 31 such that this award will be fully vested on October 31, 2022.

The foregoing equity grants will be granted under the Synaptics Incorporated 2019 Inducement Equity Plan. MSU achievement will be based on the Synaptics total shareholder return performance as determined by the Board. The terms, including share calculations, vesting schedules and performance periods, of the RSU and MSU awards are as determined by the Board and are contingent on your execution of grant notices and agreements in forms previously approved by the Board. Vesting of the RSUs and MSUs is contingent on your continued employment with Synaptics.

Upon approval of the Board, you will be designated an “Executive” under the Synaptics Incorporated Change of Control Severance Policy for Principal Executive Officers and a “Covered Executive” under the Synaptics Incorporated Severance Policy for Principal Executive Officers. You agree to resign your position as a director of Synaptics and any subsidiary or affiliate of Synaptics as a pre-condition for receiving any severance or other payments or benefits under either Severance Policy.

Your employment with Synaptics is for no specified period and constitutes “at will” employment.  As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Synaptics is free to conclude its employment relationship with you at any time, with or without cause. This offer is contingent upon successful completion of your background and references screening.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

You will receive our standard Proprietary Information and Invention Assignment Agreement regarding protection of confidential information and assignment of inventions.  If you accept this offer, it is required as a condition of your employment that you return a signed copy of that agreement.

In order to accept Synaptics’ offer, please sign and date this letter in the space provided below. We would appreciate a response no later than February 28, 2020. This letter, along with the agreement relating to proprietary rights between you and Synaptics, sets forth the terms of your employment with Synaptics, and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by Synaptics and by you.

Phil, we are really looking forward to your continued contributions to Synaptics and adding your experience and energy to our growing company.

Sincerely,

/s/ Michael Hurlston

Michael Hurlston
President and Chief Executive Officer

ACCEPTED AND AGREED TO

this 26 day of February, 2020

Signature:	/s/ Phil Kumin
Phil Kumin

Synaptics Incorporated • 1251 McKay • San Jose, CA 95131 USA

Ph: 408.904.1100 • Fax: 408. 904.1110

www.synaptics.com

February 18, 2020

Phil Kumin

Dear Phil,

We refer to the offer letter that Synaptics Incorporated (including its successors, “Synaptics”) provided to you as of February 26, 2020 in which Synaptics offered you the position of Senior Vice President, Worldwide Sales (the “Offer Letter”).  We provide this supplemental letter to address a potential situation that may occur during your first year of employment.

Should Synaptics terminate you for without “Good Cause” (with such capitalized term as defined in the Synaptics Incorporated Severance Policy for Principal Executive Officers), on or prior to March 31, 2021, Synaptics will provide a cash payment of $2,156,250 minus:

1.	all salary paid to you on or prior to March 31, 2021;
2.	all cash incentives paid to you on or prior to March 31, 2021; and
3.

the aggregate value of all equity grants that have vested on or prior to March 31, 2021, with such value on a particular vesting date determined as follows:  the number of actual shares delivered on such vesting date times the Synaptics closing share price on that date.

The amount payable to you under this supplemental letter is subject to approval of the Board of Directors of Synaptics and will be offset by (i) all amounts payable to you, including the value of any equity vesting acceleration, under the Synaptics Incorporated Severance Policy for Principal Executive Officers or the Synaptics Incorporated Change of Control Severance Policy for Principal Executive Officers (the “Severance Policies”), and (ii) any other cash compensation or vested equity received from Synaptics on or prior to March 31, 2021.  In the event the foregoing offset amounts are equal or greater to the amount payable under this supplemental letter, you will receive no benefits or other payments under this supplemental letter.  The amount hereunder will be payable within sixty (60) days of the date of your termination without Good Cause.

The amount payable to you under this supplemental letter is contingent upon your execution of (and not revoking during any applicable revocation period) a valid, enforceable, full and unconditional release of all claims you may have against Synaptics (whether known or unknown) as of the date of termination without Good Cause in such form as provided by Synaptics.  You further agree to resign your position as a director of Synaptics and any subsidiary or affiliate of Synaptics as a pre-condition for receiving any severance or other payments or benefits under this supplemental letter and/or either Severance Policy. All Synaptics equity incentives cease vesting as of the date of your termination without Good Cause.

Nothing in this supplemental letter changes your status as an “at will” employee of Synaptics. You are free to resign at any time, for any reason, or for no reason, and Synaptics is free to conclude its employment relationship with you at any time, with or without cause.

If you agree to the terms set forth in this supplemental letter, please sign and date this letter in the space provided below. This letter, along with the Offer Letter and the agreement relating to proprietary rights between you and Synaptics, sets forth the terms of your employment with Synaptics, and supersedes any prior representations or agreements, whether written or oral. This supplemental letter expires on March 31, 2021, and may not be modified or amended except by a written agreement signed by Synaptics and by you.

Sincerely,

/s/ Michael Hurlston

Michael Hurlston
President and Chief Executive Officer

Synaptics Incorporated • 1251 McKay • San Jose, CA 95131 USA

Ph: 408.904.1100 • Fax: 408. 904.1110

www.synaptics.com

ACCEPTED AND AGREED TO

this 26 day of February, 2020

Signature:	/s/ Phil Kumin
Phil Kumin

Synaptics Incorporated • 1251 McKay • San Jose, CA 95131 USA

Ph: 408.904.1100 • Fax: 408. 904.1110

www.synaptics.com